Exhibit 5.3

760 SW Ninth Avenue, Suite 3000 Portland, OR 97205 D. 503.224.3380 F. 503.220-2480

September 1, 2023

LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, Illinois 60661

Ladies and Gentlemen:

We have acted as local Oregon counsel to LKQ Foster Auto Parts, Inc., an Oregon corporation (the “Oregon Guarantor”) for the sole purpose of rendering this opinion in connection with the registration by LKQ Corporation (the “Company”) and certain of its subsidiaries listed on Schedule A hereto (including the Oregon Guarantor) (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Act”), of the guarantees by such Subsidiary Guarantors (the “Guarantees”) of (i) up to $800,000,000 aggregate principal amount of its 5.750% Senior Notes due 2028 (the “2028 Exchange Notes”) and up to $600,000,000 aggregate principal amount of its 6.250% Senior Notes due 2033 (the “2033 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”) issued by the Company (the “Issuer”) and guaranteed by the Subsidiary Guarantors pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement hereinafter referred to as the “Registration Statement”). As described in the Registration Statement, the 2028 Exchange Notes and related Guarantees will be exchanged for the Company’s outstanding 5.750% Senior Notes due 2028 (the “2028 Original Notes”) and related guarantees, and the 2033 Exchange Notes and related Guarantees will be exchanged for the Company’s outstanding 6.250% Senior Notes due 2033 (the “2033 Original Notes,” and, together with the 2028 Restricted Notes, the “Original Notes”) and related guarantees. The Company will issue the Exchange Notes and the Subsidiary Guarantors will provide the Guarantees, in each case, pursuant to the Indenture, dated as of May 24, 2023 (the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank and Trust Company, as trustee.
A.Documents and Matters Examined
In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives

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of the Oregon Guarantor as we have considered necessary to provide a basis for the opinions expressed herein, including the following:
A-1The Indenture;
A-2The Certificate of Existence 1746072 dated August 18, 2023, issued by the Secretary of State for the State of Oregon regarding the Oregon Guarantor (the “Oregon Certificate”);
A-3The Certificate of Secretary of the Subsidiary Guarantors dated May 24, 2023.
As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and information provided in certificates of officers/representatives of the Oregon Guarantor and others (and all opinions based thereon are as of the date of such documents and certificates and not as of the date of this opinion letter), and (b) information obtained from public officials, officers of the Company and the Subsidiary Guarantors and other sources believed by us to be responsible. We have not independently verified the facts so relied on.
B.Assumptions
We have relied, without investigation, on the following assumptions:
B-1Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.
B-2All individuals have sufficient legal capacity to perform their functions with respect to the Indenture.
B-3There has been no fraud, duress, undue influence or mutual mistake of fact or misunderstanding with respect to any of the agreements and obligations contained in the Indenture; and there is no document or other information that has not been furnished to us, no written or oral agreement or understanding between or among any of the parties to the transactions contemplated by the Indenture, and no usage of trade or course of dealing between or among any of those parties, that would, in any such case, define, supplement, qualify, alter, modify or amend any terms of the Indenture.
B-4The Indenture may reasonably be expected to benefit, directly or indirectly, the Company and the Oregon Guarantor, and each such party has received adequate and sufficient consideration and will derive adequate and sufficient benefit in respect of its obligations under the Indenture.
C.Opinions
Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

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C-1    Based solely on the Oregon Certificate, the Oregon Guarantor is a corporation validly existing under Oregon law;
C-2    The execution, delivery and performance by the Oregon Guarantor of the Indenture and the Guarantees (i) are within the Oregon Guarantor’s corporate power and (ii) have been duly authorized by all necessary corporate action of the Oregon Guarantor; and
C-3    If and to the extent the laws of the State of Oregon govern the execution and delivery of the Indenture and the Guarantees, the Oregon Guarantor has duly executed and delivered Indenture and the Guarantees.
For purposes of expressing the opinions herein, we have examined the laws of Oregon, and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
The opinions expressed herein are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention) or to consider their applicability or correctness as to persons or entities other than the addressees.

____September 1, 2023

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Stoel Rives LLP
STOEL RIVES LLP

Schedule A – List of Subsidiary Guarantors

SCHEDULE A

List of Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Incorporation or Formation
A&A Auto Parts Stores, Inc.	Pennsylvania
American Recycling International, Inc.	California
Assured Quality Testing Services, LLC	Delaware
Automotive Calibration & Technology Services, LLC	Delaware
DriverFx.com, Inc.	Delaware
Global Powertrain Systems, LLC	Delaware
KAIR IL, LLC	Illinois
KAO Logistics, Inc.	Pennsylvania
KAO Warehouse, Inc.	Delaware
Keystone Automotive Industries, Inc.	California
Keystone Automotive Operations, Inc.	Pennsylvania
Keystone Automotive Operations of Canada, Inc.	Delaware
KPGW Canadian Holdco, LLC	Delaware
LKQ Auto Parts of Central California, Inc.	California
LKQ Best Automotive Corp.	Delaware
LKQ Central, Inc.	Delaware
LKQ Foster Auto Parts, Inc.	Oregon
LKQ Investments, Inc.	Delaware
LKQ Lakenor Auto & Truck Salvage, Inc.	California
LKQ Midwest, Inc.	Delaware
LKQ Northeast, Inc.	Delaware
LKQ Pick Your Part Central, LLC	Delaware
LKQ Pick Your Part Midwest, LLC	Delaware
LKQ Pick Your Part Southeast, LLC	Delaware
LKQ Southeast, Inc.	Delaware
LKQ Taiwan Holding Company	Illinois
LKQ Trading Company	Delaware
North American ATK Corporation	California
Pick-Your-Part Auto Wrecking	California
Potomac German Auto, Inc.	Maryland
Redding Auto Center, Inc.	California
Warn Industries, Inc.	Delaware